Page 20 of 21 Pages


                                    EXHIBIT C




TO:   ___________________

RE:  Amendment to Subscription Agreement
     -----------------------------------

          This acknowledges receipt of your Subscription Agreement to purchase shares in a private placement of the common stock, $.01 par value per share, of Information Analysis Incorporated ("IAI").

          This Amendment to Subscription Agreement modifies the Subscription Agreement. All capitalized terms shall have the meanings ascribed to them in the Subscription Agreement. IAI proposes to amend the Subscription Agreement as follows:

          1)   The maximum number of Shares offered is changed to 545,455

          2) Section 3 is deleted and in lieu thereof the following is inserted:

          3)   Best  Efforts   Registration   Obligation  of  IAI;  Issuance  of
               -----------------------------------------------------------------
               Additional  Shares. IAI agrees that it shall use its best efforts
               ------------------
               to cause the Shares purchased by the undersigned to be registered by the Securities and Exchange Commission on or before the 45th day after the date IAI first accepts a subscription in the offering for which this Subscription Agreement is being tendered through the filing of a registration statement on Form S-3 or such other form as may be available to IAI. If the registration statement is not declared effective by the Securities and Exchange Commission on or before such date, then on that date, and every 30th day thereafter, IAI shall issue to the undersigned a quantity of Shares equal to 5% of the Shares subscribed for by the undersigned without additional consideration provided, however that the aggregate number of Shares which IAI shall be obligated to issue under this section 3 shall not exceed 20% of the total shares which the undersigned purchases hereunder.

          4) Section 4(a) is deleted and in lieu thereof the following is inserted:

               4.   Offering  Minimum  and  Maximum;   Minimum   Purchase.   The
                    -----------------------------------------------------
                    undersigned and IAI agree that:

               (a)

               (i) The minimum number of Shares which must be issued in the offering to which this Subscription Agreement relates shall be 227,273 (the "Offering Minimum"). Pending receipt of the Offering Minimum all funds received shall be held by IAI in a segregated account. In addition to the Offering Minimum, IAI shall have the right to issue an additional 318,182 Shares, said Shares and the Offering Minimum constituting a total of 545,455 Shares. The offering of Shares shall expire on February 6, 1998 (the
               "Termination Date"). If subscriptions for the Offering Minimum are not received by IAI on or before the Termination Date, all subscription funds will be returned to subscribers without interest.

               (ii) If IAI receives subscriptions for the Offering Minimum or more Shares prior to the Termination Date, IAI may accept such subscriptions as IAI in its sole discretion deems appropriate.


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                                                             Page 21 of 21 Pages


          Please acknowledge receipt and acceptance of this Amendment to Subscription Agreement by signing this document and returning it to the undersigned via facsimile.


                                            Sincerely yours,

                                            INFORMATION ANALYSIS INCORPORATED

                                            By:
                                                  -----------------------------
                                                  Richard S. DeRose
                                                  Executive Vice President

Seen and accepted:

Subscriber

--------------------------
Print Name

--------------------------
(Title) (If applicable)

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Signature

                                        2